Exhibit 10.2

Final

CASA SYSTEMS, INC.

EXECUTIVE OFFICER SEVERANCE AND CHANGE IN CONTROL POLICY

1. Purpose. Casa Systems, Inc. (the “Company”) has adopted this Executive Officer Severance and Change in Control Policy (this “Policy”) as a means to provide certain severance benefits to a Covered Employee who experiences a Termination Event (as defined below). This Policy will be effective as of July 10, 2023 (the “Effective Date”). This Policy supersedes (i) any and all severance plans, severance policies, change in control plans or change in control policies applying to a Covered Employee (as defined below) that may have been in effect before the Effective Date and (ii) the provisions of any agreement between a Covered Employee and the Company that may have been in effect before the Effective Date that provides for severance pay or benefits. Terms with initial capitalization not otherwise defined shall have the meanings ascribed to such terms in Section 3.

2. Coverage. For purposes of this Policy, “Covered Employee” shall mean each senior management employee of the Company that is designated by the Administrator from time to time as eligible to receive benefits under this Policy as set forth on Schedule A. The Administrator may amend Schedule A from time to time in its sole discretion; provided, however, that the Administrator may not remove a Covered Employee from Schedule A.

3. Definitions.

“Accrued Obligations” shall mean (i) any Base Salary and, if applicable, accrued but unused vacation earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, the Company’s expense reimbursement policies); and (iii) any vested benefits the Covered Employee may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans.

“Administrator” shall mean the Board or a committee thereof designated by the Board; provided, however, that the Administrator may in its sole discretion appoint a new Administrator to administer the Policy at any time.

“Base Salary” shall mean the Covered Employee’s base salary in effect as of the Date of Termination (or, if higher, the Covered Employee’s base salary in effect immediately prior to a Change in Control).

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean any of the following:

(i) the Covered Employee’s gross negligence in performing their employment duties,

(ii) the Covered Employee’s dishonesty or willful misconduct in the performance of their duties;

(iii) the Covered Employee’s material breach of any agreements, covenants or representations made in any employment agreement or other agreements with the Company or violation of the Company’s policies or procedures;

(iv) the Covered Employee’s material violation of any law, rule, regulation or by-law of any governmental authority (local, state, federal or foreign) applicable to the Covered Employee; or

(v) the Covered Employee’s conviction for or plea of guilty or nolo contendere to a felony or a crime that impairs the Covered Employee’s ability to perform services to the Company.

Notwithstanding the foregoing, to the extent that any of the events, actions, or breaches set forth in “Cause” definitions (i) and (iii) above are able to be remedied or cured by the Covered Employee, Cause shall not be deemed to exist (and thus the Company may not terminate the Covered Employee for Cause hereunder) unless the Covered Employee fails to remedy or cure such event, action, or breach within thirty (30) days after being given written notice by the Company of such event, action or breach.

“Change in Control” shall mean any of the following events provided that such event constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5): (i) the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 50% (determined on an as-converted basis) of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction) or (ii) the date upon which a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

“Change in Control Period” shall mean the period commencing three months prior to the occurrence of the first event constituting a Change in Control (the “Closing Date”) and ending on the 12-month anniversary of the Closing Date.

“CIC Severance Multiple” shall mean (i) for the Company’s Chief Executive Officer, 2.0 and (ii) for each other Covered Employee, 1.0.

“Continuing Obligations” shall mean the Covered Employee’s obligations to the Company pursuant to the Covered Employee’s Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants.

“Date of Termination” shall mean the effective date of termination of the Covered Employee’s employment with the Company.

“Disability” shall mean that the Covered Employee is disabled and unable to perform or expected to be unable to perform the essential functions of the Covered Employee’s then existing position or positions with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period.

“Good Reason” means the occurrence of one of the following events, provided that the Covered Employee has first provided written notice to the Company within ninety (90) days following such event, the Company fails to cure such event within thirty (30) days following the delivery of such notice and the Covered Employee terminates employment within thirty (30) days after expiration of such cure period:

(i) the material reduction in the Covered Employee’s base salary, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;

(ii) a relocation of the Covered Employee’s principal place of employment by more than fifty (50) miles;

(iii) a material, adverse change in the Covered Employee’s title, authority, duties, or responsibilities (other than temporarily while the Covered Employee is physically or mentally incapacitated or as required by applicable law); or

(iv) a material adverse change in the Covered Employee’s reporting structure.

“Prior Year Actual Bonus” shall mean any short-term incentive cash bonus earned by the Covered Employees as determined by the Compensation Committee of the Board for the year prior to the year in which the Date of Termination occurs.

“Restrictive Covenants Agreement” means any agreement or provision of any agreement between the Covered Employee and the Company relating to confidentiality, assignment of inventions, or other restrictive covenants (including any nonsolicitation and/or noncompetition covenants, as applicable).

“Target Bonus” shall mean the Covered Employee’s target annual cash bonus in effect as of the Date of Termination (or, if higher, the Covered Employee’s target annual cash bonus in effect immediately prior to a Change in Control).

“Termination Event” shall mean a termination by the Company of the Covered Employee’s employment without Cause or a resignation by the Covered Employee for Good Reason. A termination of employment due to the Covered Employee’s death or Disability shall not constitute a Termination Event. Further, a Termination Event shall not be deemed to have occurred solely as a result of the Covered Employee being an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company following a Change in Control.

4. Severance Benefits.

(a) Termination Event Outside of the Change in Control Period. In the event a Termination Event occurs outside of the Change in Control Period, then, in addition to the Accrued Obligations, and subject to (i) the Covered Employee signing a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, a reaffirmation of all of the Covered Employee’s Continuing Obligations, and, in the Company’s sole discretion, a one-year post-employment noncompetition agreement, and shall provide that if the Covered Employee breaches any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease (the “Separation Agreement”), and (ii) the Separation Agreement becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement):

(i) the Company shall pay the Covered Employee an amount equal to the sum of (A) twelve (12) months of the Covered Employee’s Base Salary plus (B) a pro rata portion (based on the number of days the Covered Employee was employed by the Company during the calendar year in which the Date of Termination occurs) of the Covered Employee’s Target Bonus, in equal installments over the course of twelve (12) months in accordance with the Company’s normal payroll schedule and practices (the “Severance Amount”);

(ii) the Company shall pay the Covered Employee a lump sum in cash any Prior Year Actual Bonus to the extent earned by but not yet paid to the Covered Employee, notwithstanding any policy or rule that requires the Covered Employee be employed at the time bonuses are paid in order to be eligible to receive such bonus;

(iii) notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all stock options and other stock-based awards held by the Covered Employee that are subject solely to time-based vesting (the “Time-Based Equity Awards”) and that would have vested had the Covered Employee remained employed during the twelve (12) month period following the Date of Termination, shall immediately accelerate and become vested and exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the effective date of the Separation Agreement (the “Accelerated Vesting Date”), provided that in order to effectuate the accelerated vesting contemplated by this subsection, the forfeiture or termination of the unvested portion of the Covered Employee’s Time-Based Equity Awards that is eligible to be accelerated pursuant to this Section 4(a)(iii) will be delayed until the earlier of (A) the effective date of the Separation Agreement (at which time acceleration will occur), or (B) the date that the Separation Agreement can no longer become fully effective (at which time such unvested portion of the Covered Employee’s Time-Based Equity Awards will terminate or be forfeited). Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date;

(iv) subject to the Covered Employee’s copayment of premium amounts at the applicable active employees’ rate and the Covered Employee’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Covered Employee if the Covered Employee had remained employed by the Company until the earliest of (A) the twelve (12) month anniversary of the Date of Termination; (B) the date that the Covered Employee becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Covered Employee’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Covered Employee for the time period specified above. Such payments to the Covered Employee shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates; and

(v) comprehensive outplacement services with a provider of the Covered Employee’s choosing at the level typically provided to employees of publicly traded companies with the same title as the Covered Employee for up to six (6) months following the Date of Termination.

(b) Termination Event Within the Change in Control Period. The provisions of this Section 4(b) shall apply in lieu of, and expressly supersede, the provisions of Section 4(a) if a Termination Event occurs within the Change in Control Period. These provisions shall terminate and be of no further force or effect after the Change in Control Period. In the event a Covered Employee is entitled to the severance payments benefits under this Section 4(b) but has already begun receiving severance payments and benefits pursuant to the provisions of Section 4(a), then the Covered Employee will receive the severance payments and benefits set forth in this Section 4(b) following the occurrence of a Change in Control; provided that the lump sum amounts under this Section 4(b) to be paid to the Covered Employee following the occurrence of a Change in Control will be decreased by any severance pay and benefits previously paid to the Covered Employee pursuant to Section 4(a), and the Covered Employee will receive no further severance pay and benefits pursuant to Section 4(a). In no event may there be duplication of severance pay and benefits under Section 4(a) and Section 4(b). If a Termination Event occurs within the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the Covered Employee signing the Separation Agreement and such Separation Agreement becoming irrevocable within the time period set forth therein and in no event later than 60 days after the Date of Termination:

(i) the Company shall pay the Covered Employee a lump sum in cash in an amount equal to the applicable CIC Severance Multiple times the sum of (A) the Covered Employee’s Base Salary plus (B) the Covered Employee’s Target Bonus;

(ii) the Company shall pay the Covered Employee a lump sum in cash in an amount equal to the pro rata portion (based on the number of days the Covered Employee was employed by the Company during the calendar year in which the Date of Termination occurs) of the Covered Employee’s Target Bonus;

(iii) the Company shall pay the Covered Employee a lump sum in cash any Prior Year Actual Bonus to the extent earned by but not yet paid to the Covered Employee, notwithstanding any policy or rule that requires the Covered Employee be employed at the time bonuses are paid in order to be eligible to receive such bonus;

(iv) notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all stock options and other stock-based awards held by the Covered Employee that are subject to performance-based vesting shall become fully vested and exercisable or nonforfeitable assuming achievement at target and all Time-Based Equity Awards shall immediately accelerate and become fully vested and exercisable or nonforfeitable, in each case, as of the latest of the Date of Termination, the effective date of the Separation Agreement or the Change in Control; provided that in order to effectuate the accelerated vesting contemplated by this subsection, the forfeiture or termination of the unvested portion of the Covered Employee’s equity awards that would otherwise terminate or be forfeited on the Date of Termination will be delayed until the earlier of (A) the effective date of the Separation Agreement (at which time acceleration will occur if a Change in Control also has occurred or does occur), or (B) the date that the Separation Agreement can no longer become fully effective (at which time the unvested portion of the Covered Employee’s Time-Based Equity Awards will terminate or be forfeited). Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Date of Termination and the date such accelerated vesting is effective;

(v) subject to the Covered Employee’s copayment of premium amounts at the applicable active employees’ rate and the Covered Employee’s proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Covered Employee if the Covered Employee had remained employed by the Company until the earliest of (A) the twelve (12) month (or, in the case of the Company’s Chief Executive Officer, the twenty-four (24) month) anniversary of the Date of Termination; (B) the date that the Covered Employee becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Covered Employee’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Covered Employee for the time period specified above. Such payments to the Covered Employee shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates; and

(vi) comprehensive outplacement services with a provider of the Covered Employee’s choosing at the level typically provided to employees of publicly traded companies with the same title as the Covered Employee for up to six (6) months following the Date of Termination.

The amounts payable under Section 4(a), to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within 60 days after the Date of Termination, and any amounts payable under Section 4(b), to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that in each case if the 60-day period begins in one calendar year and ends in a second calendar year, such amounts, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Any payments that are payable to a Covered Employee pursuant to Section 4 of this Policy shall be reduced by the amount, if any, that such Covered Employee is paid in the same such calendar year pursuant to a garden leave payment in a noncompetition agreement or by any base pay earned by the Covered Employee during a WARN Act (or mini-WARN Act) notice period.

5. Additional Limitation.

(a) Anything in this Policy to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Covered Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Policy or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Covered Employee becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Covered Employee receiving a higher After Tax Amount (as defined below) than the Covered Employee would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b) For purposes of this Section 5, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Covered Employee as a result of the Covered Employee’s receipt of the

Aggregate Payments. For purposes of determining the After Tax Amount, the Covered Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(a) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Covered Employee within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Employee. Any determination by the Accounting Firm shall be binding upon the Company and the Covered Employee.

6. Section 409A.

(a) Anything in this Policy to the contrary notwithstanding, if at the time of the Covered Employee’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Employee becomes entitled to under this Policy or otherwise on account of the Covered Employee’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Covered Employee’s separation from service, or (B) the Covered Employee’s death.

(b) It is intended that this Policy will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Policy is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are either exempt from or comply with Section 409A of the Code. Each payment pursuant to this Policy is intended to constitute a separate payment for purposes of applying Section 409A, any exemptions thereto and Treasury Regulation Section 1.409A-2(b)(2).

(c) To the extent that any payment or benefit described in this Policy constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Covered Employee’s termination of employment, then such payments or benefits shall be payable only upon the Covered Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The Company makes no representation or warranty and shall have no liability to the Covered Employee or any other person if any provisions of this Policy are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Withholding. All payments made by the Company to a Covered Employee under this Policy shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

8. Policy Administration. The general administration of the Policy and the responsibility for carrying out its provisions shall be vested in the Administrator. The Administrator shall have such powers and authority as are necessary to discharge such duties and responsibilities which also include, but are not limited to, interpretation and construction of the Policy, the determination of all questions of fact, including, without limitation, eligibility, participation and benefits, the resolution of any ambiguities and all other related or incidental matters, and such duties and powers of the Policy administration which are not assumed from time to time by any other appropriate entity, individual or institution. The Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Policy.

The Administrator shall discharge its duties and responsibilities and exercise its powers and authority in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its actions and decisions that are not arbitrary and capricious shall be binding on any employee, the employee’s spouse or other dependent or beneficiary and any other interested parties whether or not in being or under a disability. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its discretion to:

(a) construe the Policy to determine all questions that shall arise as to interpretations of the Policy’s provisions;

(b) determine which individuals are and are not Covered Employees, determine the benefits to which any Covered Employees may be entitled, the eligibility requirements for participation in the Policy and all other matters pertaining to the Policy;

(c) adopt amendments to the Policy which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Section 409A of the Code and the guidance thereunder;

(d) make all determinations it deems advisable for the administration of the Policy, including the authority and ability to delegate administrative functions to a third party;

(e) decide all disputes arising in connection with the Policy; and

(f) otherwise supervise the administration of the Policy.

All decisions and interpretations of the Administrator shall be final, conclusive and binding on all persons, including the Company and Covered Employees.

9. Indemnification. To the extent permitted by law, all officers, directors, agents and representatives of the Company shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims resulting from any action or conduct relating to the administration of the Policy, whether as a member of the Board or a committee thereof or otherwise, except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct.

10. Unfunded Policy. This Policy shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, the Policy shall not establish any fiduciary relationship between the Company or any of its subsidiaries or affiliates and any Covered Employee.

11. Policy Not an Employment Contract. This Policy is not a contract between the Company and any employee, nor is it a condition of employment of any employee. Nothing contained in the Policy gives, or is intended to give, any employee the right to be retained in the service of the Company, or to interfere with the right of the Company to discharge or terminate the employment of any employee at any time and for any reason. No employee shall have the right or claim to benefits beyond those expressly provided in this Policy, if any. All rights and claims are limited as set forth in the Policy.

12. Enforceability. If any portion or provision of this Policy (including, without limitation, any portion or provision of any Section of this Policy) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Policy, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Policy shall be valid and enforceable to the fullest extent permitted by law.

13. Non-Assignability by Covered Employee; Assignability by Company. No right or interest of any Covered Employee in the Policy shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of the Covered Employee’s death after a Termination Event but prior to the completion by the Company of all payments due him or her under this Policy, the Company shall continue such payments to the Covered Employee’s beneficiary designated in writing to the Company prior to the Covered Employee’s death (or to the Covered Employee’s estate, if the Covered Employee fails to make such designation). The Company may assign or otherwise transfer this Policy to any other person or entity without any Covered Employee’s consent.

14. Integration With Other Pay or Benefits Requirements. The severance benefits provided for in the Policy are the maximum benefits that the Company will pay to Covered Employees upon a Termination Event. In the event that the Covered Employee is entitled to any payments under the Restrictive Covenants Agreement, then any severance pay that the Covered Employee receives in any calendar year pursuant to this Policy shall be reduced by the amount of the payments (if any) that the Covered Employee receives in the same calendar year pursuant to the Restrictive Covenants Agreement. To the extent that the Company owes any amounts in the nature of severance benefits to any Covered Employee under any other program, policy or plan of the Company that is not otherwise superseded by this Policy, or to the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to an employee because of that Covered Employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Policy or the other arrangement shall either be reduced or eliminated to avoid any duplication of payment. The Company intends for the benefits provided under this Policy to partially or fully satisfy any and all statutory obligations that may arise out of a Covered Employee’s involuntary termination for the foregoing reasons and the Company shall so construe and implement the terms of the Policy.

15. Amendment or Termination. A majority of the disinterested members of the Board may amend, modify or terminate the Policy at any time in its sole discretion; provided, however, that (i) any such amendment, modification or termination that may adversely affect the rights of any Covered Employee shall be approved unanimously by the disinterested members of the Board; provided that no such amendment, modification or termination may be made following a Change in Control without the consent of any such adversely affected Covered Employee, and (ii) no such amendment, modification or termination may affect the rights of a Covered Employee then receiving payments or benefits under the Policy without the consent of such person.

16. Governing Law. This Policy and the rights of all persons under this Policy shall be construed in accordance with and under applicable provisions of the laws of the State of Delaware (without regard to conflict of laws provisions). This Policy is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

17. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Policy to the same extent that the Company would be required to perform it if no succession had taken place.

Final

SCHEDULE A

COVERED EMPLOYEES